OLD POINT FINANCIAL CORPORATION
                       1 West Mellen Street
                     Hampton, Virginia   23663


             NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD APRIL 22, 1997


TO OUR STOCKHOLDERS:

      The Annual Meeting of Stockholders of Old Point Financial
Corporation will be held at The Mariners' Museum, 100 Museum Drive, Newport News, Virginia, on Tuesday, April 22, 1997 at 6:00 p.m. for the following purposes:

1. To elect 11 directors to serve for the ensuing year, or until their successors have been elected and qualified;

2. To ratify the appointment of Eggleston Smith P.C., Certified Public Accountants, as independent accountants and auditors for 1997;

3. To ratify and approve the adoption of the 1996 Employee Stock Purchase Plan; and

4. To transact such other business as may properly come before the meeting.

      Stockholders of record at the close of business on March 11, 1997 will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.


                              By Order of the Board of Directors






                              /s/ W. Rodney Rosser
                              Senior Vice President & Secretary to the Board


March 21, 1997

      Please sign, date and mail the enclosed proxy card promptly. No postage is required if the return envelope is used and mailed in the United States. If you attend the meeting, you may, if you desire, revoke your proxy and vote in person.

                          March 21, 1997
Dear Stockholder:

      You are cordially invited to attend the Annual Meeting of Stockholders of Old Point Financial Corporation. The meeting will be held on Tuesday, April 22, 1997 at 6:00 p.m. at The Mariners'
Museum, 100 Museum Drive, Newport News, Virginia.

      You will be asked to vote on the election of directors, ratification of independent certified public accountants, and ratification and approval of the 1996 Employee Stock Purchase Plan. During the meeting, we will report to you on the condition and performance of the Company and the Bank. You also will have an opportunity to question management on matters that affect the interest of all stockholders.

      We hope to see you on April 22, 1997. Whether you plan to attend or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the postage-paid envelope provided. Your vote is important. We appreciate your continued loyalty and support.

      Enclosed is an invitation to the reception immediately following the meeting with detailed information.

                              Cordially,




                              /s/ Robert F. Shuford
                              Chairman of the Board and President

                  OLD POINT FINANCIAL CORPORATION
                       1 West Mellen Street
                     Hampton, Virginia   23663


                          PROXY STATEMENT
                  ANNUAL MEETING OF STOCKHOLDERS

                          April 22, 1997


                              GENERAL

      The enclosed proxy is solicited by the Board of Directors of Old Point Financial Corporation (the "Company") for the Annual Meeting of Stockholders (the "Annual Meeting") of the Company to be held Tuesday, April 22, 1997, at the time and place and for the purposes set forth in the accompanying Notice of the Annual Meeting. Stockholders may revoke proxies at any time prior to their exercise by written notice to the Company, by submitting a proxy bearing a later date, or by attending the Annual Meeting and requesting to vote in person. The approximate mailing date of this Proxy Statement and accompanying Proxy is March 21, 1997.


Voting Rights and Solicitation

      Only those stockholders of record at the close of business on March 11, 1997 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. The number of shares of common stock of the Company outstanding and entitled to vote as of the record date was 1,275,262. The Company has no other class of stock outstanding. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business.

      Each share of Company common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Annual Meeting, except that in the election of directors cumulative voting entitles a stockholder to give one nominee as many votes as is equal to the number of directors to be elected, multiplied by the number of shares owned by such stockholder or to distribute his or her votes on the same principle between two or more nominees as he or she sees fit. The Board of Directors will instruct the proxies to use cumulative voting, if necessary, to elect all or as many of the nominees as possible.

      The cost of solicitation of proxies will be borne by the Company. Solicitation is being made by mail, and if necessary may be made in person or by telephone, telegram, or special letter by officers and regular employees of the Company or its subsidiary, acting without compensation other than regular compensation.

                      Principal Shareholders

      Mr. Robert F. Shuford and Mrs. Gertrude S. Dixon, both of whom are directors of the Company and its wholly-owned subsidiary bank, The Old Point National Bank of Phoebus (the "Bank"), are the only individuals who beneficially own 5% or more of the Company's common stock. Their beneficial ownership of the Company common stock as of March 11, 1997 is shown in the table on page 3. The address of Mr. Shuford is the same as the Company's principal offices, and the address of Mrs. Dixon is P.O. Box 3152, Hampton, Virginia 23663. In addition, the Bank holds as trustee of various trust accounts a total of 215,569 shares (or approximately 16.9%) of Company common stock. The Trust Department of the Bank possesses sole voting and investment power with respect to 152,701 of these shares, but as to which, as a matter of state law, it must refrain from voting unless a co-fiduciary is appointed for the sole purpose of voting such shares.

      As of March 11, 1997, the persons nominated as directors of the Company, and the executive officers of the Company and the Bank, beneficially owned as a group 288,836 shares (or approximately 22.5%) of Company common stock outstanding (including shares for which they hold presently exercisable stock options).

                        RECENT DEVELOPMENTS

Mr. John G. Sebrell, who served as President and CEO of the Bank and as Executive Vice President of the Holding Company, since May 1, 1993, resigned from his position on January 14, 1997, and decided not to stand for re-election to the Board of Directors of the Holding Company and the Bank. Mr. Robert F. Shuford has been appointed as President and CEO of the Bank by the Board of Directors of the Bank. Mr. Sebrell served the Company ably since his employment on August 3, 1992, and contributed to the company's success. The Board wishes him well in the future.


                       ELECTION OF DIRECTORS

      The eleven persons named below, all of whom currently serve as directors of the Company will be nominated to serve as directors until the 1998 Annual Meeting, or until their successors have been duly elected and have qualified.

                                                                                      Amount and Nature of
                                                Principal                             Beneficial Ownership
                                Director        Occupation For                        As of March 11, 1997
Name and (Age)                  Since <F1>      Past Five Years                       (Percent of Class) <F2>

Dr. Richard F. Clark (64)       1981            Pathologist                                 30,589  <F3>
                                                Sentara Hampton General Hospital            2.4%

Gertrude S. Dixon (83)          1981            Real Estate Management                      96,062  <F3>
                                                and Ownership                               7.5%

Russell Smith Evans Jr. (54)    1993            Assistant Treasurer and                     725*    <F3>
                                                Corporate Fleet Manager
                                                Ferguson Enterprises

G. Royden Goodson, III (41)     1994            President                                   1,950*
                                                Warwick Plumbing & Heating Corp.

Dr. Arthur D. Greene (52)       1994            Surgeon - Partner                           1,382*
                                                Tidewater Orthopaedic Associates

Stephen D. Harris (55)          1988            Attorney-at-Law - Partner                   4,200*
                                                Geddy, Harris & Geddy

John Cabot Ishon (50)           1989            President                                   6,290*  <F3>
                                                Hampton Stationery

Eugene M. Jordan (73)           1964            Attorney-at-Law                             13,890  <F3>
                                                Cumming, Hatchett & Jordan, P.C.            1.1%

John B. Morgan, II (50)         1994            President                                   1,200*  <F3>
                                                Morgan-Marrow Insurance

Dr. H. Robert Schappert (58)    1996            Veterinarian - Owner                        44,870  <F3>
                                                Beechmont Veterinary Hospital               3.5%

Robert F. Shuford (59)          1965            Chairman of the Board, President & CEO      71,858  <F3> <F4>
                                                Old Point Financial Corporation             5.6%
                                                Chairman of the Board, President & CEO
                                                Old Point National Bank



      *Represents less than 1.0% of the total outstanding shares.

<F1>
Refers to the year in which the individual first became a director of the Bank. Dr. Richard F. Clark, Gertrude S. Dixon, Eugene M. Jordan, and Robert F. Shuford became directors of the Company upon consummation of the Bank's reorganization on October 1, 1984. Russell Smith Evans, Jr. was elected April 27, 1993, G. Royden Goodson, III was elected on August 9, 1994, Dr. Arthur D. Greene was elected on August 9, 1994, John B. Morgan, II was elected on October 11, 1994, Stephen D. Harris was elected October 11, 1988, John Cabot Ishon was elected March 27, 1990, and, Dr. H. Robert Schappert was elected February 13, 1996. All present directors of the Company are directors of the Bank.

<F2>
For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within sixty days.

<F3>
Includes shares held (i) by their close relatives or held jointly with their spouses, (ii) as custodian or trustee for the benefit of their children or others, or (iii) as attorney-in-fact subject to a general power of attorney - Dr. Clark, 54 shares; Mrs. Dixon, 48,740 shares; Mr. Evans, 325 shares; Mr. Ishon, 1,640 shares; Mr. Jordan, 8,485 shares; Mr. Morgan, 1,000 shares; Dr. Schappert, 40,685 shares; and Mr. Shuford, 37,795 shares.

<F4>
Includes shares that may be acquired within 60 days pursuant to the exercise of stock options granted under the Old
Point Stock Option Plans - Mr. Shuford 5,500.

      There are two family relationships among the directors and executive officers. Mr. Jordan is the father-in-law of Mr. Ishon. Mr. Shuford and Dr. Schappert are married to sisters. None of the directors serves as a director of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934.

      Nominations may be made at the Annual Meeting in accordance with the procedures set forth in the by-laws, which are as follows:
Nominations, other than those made by or on behalf of the existing management of the Company, shall be made in writing and shall be delivered or mailed to the President, not less than 14 days nor more than 50 days prior to any meeting of holders called for the election of Directors, provided, however, that if less than 21 days' notice of the meeting is given to holders, such nomination shall be mailed or delivered to the President of the Company not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known to the notifying holders;
(a) the name and resident address of the stockholder who intends to make the nomination and of the person or persons to be nominated;
(b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the Meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made of the stockholder; (d) the principal occupation of each nominee; (e) the total number of shares that to the knowledge of the notifying stockholder will be voted for each of the nominees; and
(f) the consent of each nominee to serve as a director of the Company if so elected. Nominations not made in accordance herewith may, in his discretion, be disregarded by the Chairman of the meeting and upon his instructions, the vote tellers may disregard all votes cast for each such nominee. The persons named in the proxy will vote for the election of the nominees named below unless authority is withheld. If, for any reason, any of the persons named below should become unavailable to serve, an event which management does not anticipate, proxies will be voted for the remaining nominees and such other person or persons as the Board of Directors of the Company may designate.

Board Committees and Attendance

      During 1996, there were thirteen meetings of the Company's
Board of Directors. Each director attended at least 75% of all meetings of the Board and committees on which he or she served. The Company's Board has standing Executive and Audit Committees.

      The Company's Executive Committee was comprised of Messrs. Shuford, Sebrell, Jordan, Harris, Dr. Clark and Mrs. Dixon. It serves in an advisory capacity, reviewing matters and making recommendations to the Board of Directors. It met five times in 1996.

      The Bank's Audit Committee is comprised of Messrs. Jordan, Ishon, Greene, Morgan and Schappert. The Audit Committee reviews on a regular basis the work of the internal audit department. It also reviews and approves the scope and detail of the continuous audit program which is conducted by the internal audit staff to protect against improper and unsound practices and to furnish adequate protection to all assets and records. Subject to the approval of the Board of Directors, it engages a firm of certified public accountants to conduct such audit work as is necessary and receives written reports, supplemented by such oral reports as it deems necessary, from the audit firm. During 1996, the Audit Committee held four meetings. The members of the Bank's Audit Committee also serve as the Audit Committee for the Company.

      The Board has no separate nominating committee. The Executive Committee reviews any recommendations obtained and gives their recommendations to the Board. The entire Board reviews, on an as needed basis, the qualifications of candidates for membership to the Board. Following appropriate review, the Board ascertains the willingness of selected individuals to serve and extends invitations to serve as a Board member.

Report on Executive Compensation

      Compensation for executive officers is administered by the Compensation Committee (the "Committee"). The Committee is comprised of three non-employee directors, Messrs. Goodson (Chairman), Clark and Evans, and one ex-officio member, Mark A. Dulaney, First Vice President of Human Resources. All decisions of the Committee are recommended to the entire Board of Directors, which makes the final decision.

      In an environment characterized by change, regulatory oversight and increased competition, total executive compensation is designed to attract and retain qualified personnel by providing competitive levels of compensation as compared to similarly sized financial institutions. Executive compensation consists of the several elements specified in the Summary Compensation Table on pages 8 & 9; namely, base salary and annual and long-term incentive compensation.

      In making its recommendation to the Board, the Committee obtains from market and economic research companies information pertaining to salary levels at other comparable financial institutions. Annual compensation is determined by evaluating several factors. The primary factor considered in evaluating the level of executive compensation is the progress the Company made during the year in achieving performance goals. The performance goals evaluated include, but are not limited to, return on average assets, return on average equity, net income, asset quality, and deposit and loan growth. Secondary factors considered by the Committee include comparing the Company's performance with other local institutions and comparable executive compensation packages. Lastly, the Committee gives some consideration to the expected future contributions of the executive, general economic conditions, the executive's length of service and standing within the local banking communities, and other factors. Bonuses are awarded based on evaluation of the foregoing factors relating to the Company's financial performance in the preceding year. All decisions regarding compensation, however, are subjective in nature, and no specific formulas are used to calculate an executive's compensation.

      In light of the overall financial performance of the Company and the Bank in fiscal year 1996, the Committee recommended to the Board a bonus be granted to Mr. Shuford in the amount of $10,000 with no change in his base pay.

      The foregoing report was furnished by the Committee, and approved by the directors of the Company.

                        G. Royden Goodson, III
                        Dr. Richard F. Clark
                        Russell S. Evans, Jr.

Directors' Compensation

      Directors of the Company and Bank receive $300 for each meeting of the Company and Bank Boards of Directors they attend. The Directors of the Bank receive $150 for each committee meeting they attend. The Directors of the Company receive $150 for attending the Strategic Planning Committee meetings, but are not remunerated for Executive Committee meetings. In addition, non-officer directors of the Bank are paid a retainer fee of $3,000 annually. Company directors have been appointed as directors of the Bank, but there is no assurance that this practice will continue.

      Directors who are employees of the Company and Bank are compensated for attendance at Bank Board meetings but do not receive any fees for attendance at committee meetings.


Indebtedness and Other Transactions

      Some of the Company directors, executive officers, and members of their immediate families, and corporations, partnerships and other entities of which such persons are officers, directors, partners, trustees, executors or beneficiaries, are customers of the Bank. All loans and commitments to lend included in such transactions were made in the ordinary course of business, upon substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features. It is the policy of the Bank to provide loans to officers who are not executive officers and to employees at more favorable rates than those prevailing at the time for comparable transactions with other persons. These loans do not involve more than the normal risk of collectibility or present other unfavorable features.

      The law firm of Cumming, Hatchett and Jordan, P.C. serves as legal counsel to the Bank. Mr. Eugene M. Jordan is a member of the firm. During 1996, the firm received from the Bank a retainer and fees totalling $63,180. Hampton Stationery, of which John Cabot Ishon is the owner, provided furniture and supplies to the Bank for which it paid $72,244 during 1996. In addition, Morgan-Marrow Company, of which John B. Morgan, II is President, provided insurance to the Bank during 1996. Geddy, Harris & Geddy, of which Stephen D. Harris is a partner, also provided legal services to the Bank during 1996.

                              EXECUTIVE COMPENSATION

Cash Compensation

      The following table presents all compensation paid or accrued by the Company and the Bank to the Company's Chief Executive Officer and each executive officer whose salary and bonus for 1996 exceeded $100,000. Mr. Shuford is compensated by the Company and Mr. Sebrell is compensated by the Bank.

                                   SUMMARY COMPENSATION TABLE

                                   Annual Compensation
                                                                 Other
Name                                                             Annual       All Other
and                                                              Compen-      Compen-
Principal                     Salary          Bonus              sation       sation
Position             Year      ($)             ($)                ($)         ($)

Robert F. Shuford    1996    $147,900 <F1>   $10,000 <F2>       $ 3,500      $ 8,715 <F3>
Holding Company      1995    $147,900 <F1>   $     0            $ 2,891      $55,053 <F3>
Chairman, President  1994    $143,400 <F1>   $ 6,000 <F2>       $ 2,941      $42,610 <F3>
& CEO

John G. Sebrell      1996    $113,900 <F1>   $     0            $ 9,271      $  7,172 <F4>
Bank                 1995    $113,900 <F1>   $     0            $ 8,047      $  6,369 <F4>
President & CEO      1994    $110,400 <F1>   $12,244 <F2>       $ 8,631      $  5,682 <F4>

<F1>
      Salary includes directors' fees as follows: Mr. Shuford - 1996 of $3,900, 1995 of $3,900, and 1994 of $5,400; Mr. Sebrell - 1996 of
      $3,900 - 1995 of $3,900, and 1994 of $5,400.

<F2>
      Beginning in 1994, bonus consideration for Mr. Shuford and Mr. Sebrell was deferred until January of the following year so that year end results could be evaluated by the Compensation Committee.

<F3>
    Mr. Shuford has received other compensation as follows:

                                        1996            1995            1994
      Profit Sharing                  $4,395         $ 3,233         $ 3,001
      401(k) Matching Plan             4,320           4,320           4,149
      Split Dollar Life Insurance *        0          24,750           1,460
      Sale of ISO **                       0          22,750          34,000
                                      $8,715         $55,053         $42,610

      * The Split Dollar policy was awarded to Mr. Shuford in 1995. When this occurs the gain must be treated as compensation to the employee.

      ** When an incentive stock option (ISO) share is sold prior to a one year vesting period, the gain on the sale is treated as compensation to the employee.

<F4>
      Mr. Sebrell has received other compensation as follows:

                                          1996            1995            1994
        Profit Sharing                 $ 3,357        $  2,469         $ 2,285
        401(k) Matching Plan             3,300           3,300           3,159
        Split Dollar Life Insurance        515             600             238
                                       $ 7,172        $  6,369         $ 5,682

Employee Benefit Plans

      PENSION PLAN. The Company has a noncontributory defined benefit pension plan which covers substantially all full-time employees who have completed one year of service. A participant's monthly retirement benefit (if he or she has 25 years of Credited Service at his Normal Retirement Date) is 20% of his final average pay plus 15% of final average pay in excess of the participant's Social Security Covered Pay. The Social Security Covered Pay is the average pay of the calendar year prior to the year the participant attains his Social Security Retirement Age. If the participant has less than 25 years of service at his Normal Retirement Date, the participant's monthly retirement benefit will be actuarially reduced by 1/25 for each year of credited service less than 25 years. Cash benefits under the plan generally commence on retirement, death or other termination of employment and are payable in various forms at the election of the participant.

      THRIFT PLAN. The Company has a contributory 401(k) profit-sharing and thrift plan. Employees are eligible to participate if they complete 1,000 hours of service for a plan year and are at least 21 years old. Participants may elect to defer between 1% to 15% of their base compensation as defined in the plan, which will be contributed to the plan. The Bank will contribute 50 cents for each dollar deferred by an employee on the first 6% of the employee's compensation. Participants may also elect to make additional deferrals subject to certain limitations, which are not matched by the Bank.

      Distributions to participants are made at death, retirement or other termination of employment in a lump sum payment, unless a participant or his beneficiary elects to receive payments in installments. The plan permits certain in-service withdrawals.

      All employee contributions are fully vested and the Bank's contributions become fully vested when a participant reaches age 65, becomes totally and permanently disabled or dies. If a participant leaves the Bank before the occurrence of one of these events, the Bank's contributions will become 10% vested per year for the first four years of service and 20% vested per year for the next three years of service, becoming 100% vested after seven years of service.

      STOCK OPTION PLANS. The Company has one stock option plan - the Old Point 1989 Stock Option Plan (the 1989 "Plan"). The 1989 Plan provides for the award of nonqualified stock options and incentive stock options to employees of the Company and the Bank selected by the Board of Directors to participate in the 1989 Plan. The Board of Directors makes awards under the 1989 Plan and establishes the terms and conditions of each award in the option agreement entered into with each optionee. The price of shares of stock to be issued upon the exercise of options will be at least 100% of the fair market value on the date of award. Options may not be granted more than ten years after the adoption of the 1989 Plan by the Board and are exercisable only during the term specified in the option agreement, which in the case of incentive stock options shall not exceed ten years. The options are not transferable other than by will or the laws of descent and distribution.

      The Company has reserved 59,050 shares of Company common stock for the 1989 Plan. Options covering 46,173 shares were granted as of December 31, 1996.

OTHER BENEFIT PLANS. The Bank provided split dollar life insurance coverage of $250,000 for President John G. Sebrell. Life, medical, dental, and disability insurance is provided to all officers and employees of the Company and Bank.


           OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

              Aggregated Option/SAR Exercises in Last
              Fiscal Year and FY-End Option/SAR Value


                                                                              Value of
                                                Number of                     Unexercised
                                                Unexercised                   In-the-Money
                                                Options/SARs at               Options/SARs at
                                                FY-End (#)                    FY-End ($)


                   Shares Acquired              Value                         Exercisable/          Exercisable/
Name               on Exercise  (#)             Realized ($) <F1>             Unexercisable         Unexercisable <F1>

Robert F. Shuford            0                       0                        5,500/4,740           $28,875/$24,885



John G. Sebrell              0                       0                        12,977/2,666          $178,603/$10,664

<F1>
         Market value of underlying securities at exercise or year-end, minus the exercise or base price.

                    FIVE YEAR STOCK PERFORMANCE

     Management provides below a line graph which compares the Company's shareholder return with the return of the National Association of Securities Dealers Automated Quotation National Market System ("NASDAQ") Composite Index, a market-weighted average of all over-the-counter stocks traded on NASDAQ, and with the NASDAQ Bank Index, an index of non-holding company banking institutions traded on NASDAQ. Management believes this is a reasonable comparison of shareholder return performance, although the Company's common stock is traded more thinly and not on the over-the-counter market, and therefore is not as freely tradable or as subject to day to day market fluctuations. This performance graph was created by comparing the percentage change in stock prices for the Company and both indices on a year to year basis, factoring in dividend payments, and looking only at the closing price of the stock as of December 31 of each year surveyed. This graph may be affected by unusually high or low prices at December 31, 1991 or by temporary swings in stock price at December 31 of any given year. Accordingly, this is not necessarily the best measure of the Company's performance.

OLD POINT FINANCIAL CORP
FIVE YEAR STOCK PERFORMANCE

                            1991     1992     1993     1994     1995     1996

     OPFC                    100      102      143      154      158      177
     NASDAQ BANK INDEX       100      152      197      199      288      363
     NASDAQ COMPOSITE        100      115      132      128      179      220

The index reflects the total return on the stock that is shown, including price appreciation, all stock splits and stock dividends, and reinvestment of cash dividends at time of payment, relative to the value of the stock at the beginning of the time period. Thus a move from 100 to 150 on the index scale indicates a 50% increase in the value of the investment. The NASDAQ Bank Index contains all non-holding company banking institutions traded on the NASDAQ exchange. In addition to traditional banks this includes thrifts but does not include other non-regulated finance companies. The NASDAQ Composite is a market value-weighted average of all over-the-counter stocks, about 3500 stocks in all.

Proposed 1996 Employee Stock Purchase Plan

      On May 14, 1996, the Board authorized the adoption, subject to shareholder approval, of the Old Point Financial Corporation 1996 Employee Stock Purchase Plan (the "Plan"), to be effective July 1, 1996 through June 30, 2001. This action was taken to foster Old Point Financial Corporation stock ownership by employees.

Eligibility and Participation. Eligible employees of Old Point Financial Corporation and those of its subsidiaries designated by the Plan Administrator who are at least age 19 with 6 months of service as of the July 1 of a plan year (July 1 through the following June 30) may participate for that plan year. An eligible employee is one who is customarily employed for more than 5 months per year. Approximately 220 employees were eligible to participate as of July 1, 1996, which number represents substantially all of the eligible employees at that time. All officers and directors who are eligible employees may participate.

      Participation by an eligible employee is voluntary for each plan year. An eligible employee who wishes to participate for a plan year does so by electing to contribute from 2% to 15% of his or her base pay by payroll deduction during the plan year and/or by making a lump sum contribution by the beginning of the plan year. The aggregate contributions by any participant are limited to $6,000 for a plan year.

Offerings of Common Stock and Price. Each eligible employee for a plan year will be granted an option to purchase that number of whole shares of Common Stock equal to 15% of his or her annual base pay rate at July 1 (annualized base pay) divided by 95% of the per share trading price at that time. However, the maximum number of shares is limited for any plan year to 7,500 plus, in the case of the 1997 through 2000 plan years, shares available to be offered but not purchased by employees under the Plan in prior years. The Plan Administrator may decide to offer fewer than the maximum available number. The total maximum for all 5 years (1996 - 2000) is 37,500. Certain additional limitations apply, such as (1) a $25,000 limit on the value (at date of grant) of shares purchased by any one employee in any calendar year under the Plan (and any other similar plan of Old Point Financial Corporation or any of its affiliates) and (2) a prohibition on the issuance of options to 5% or more stockholders.

      The exercise price for a plan year is 95% of the lesser of
(1) the Common Stock's fair market value at July 1 or (2) the Common Stock's fair market value at the following June 30.

      Fair market value means the closing price of Common Stock on the stated date or the last prior date on which trading regularly occurred on an established securities exchange or, if none, the value determined by the Plan Administrator.

Withdrawals from the Plan. A participant may discontinue his or her participation in the Plan for a plan year at any time before June 30 by written notice to the Plan Administrator. If a participant ceases to be an eligible employee for reason other than retirement or dies before June 30, he will cease to be a participant for that plan year.

      In any such case, all payroll deduction amounts will be returned, without interest.

Option Exercise and Stock Issuance. Options will be automatically exercised at each June 30 with a participant's accumulated payroll deductions at the applicable exercise price. Any options granted for a plan year which are not exercised at June 30 of that plan year will expire then. If all of a participant's payroll deductions amounts for a plan year are not used to purchase shares because of any applicable limit on the shares available, the unused amount will be returned to the participant, without interest.

Plan Administration. The Plan provides for its administration by a Plan Administrator, which is a committee of at least three persons appointed by the Board. The Plan Administrator may designate additional subsidiaries to participate in the Plan. The Plan Administrator is empowered to adopt rules and regulations for the administration of the Plan and to interpret the Plan.

Plan Amendment and Termination. The Board of Old Point Financial Corporation may amend the Plan at any time, except that it may not, without shareholder approval, increase the number of shares which may be issued, increase the 15% of base pay limit on contributions for a plan year, reduce the exercise price, change the class of employees eligible to participate in the Plan, or permit issuance of stock before payment in full.

      The Plan will continue for 5 years unless terminated earlier. The Board may terminate the Plan at any time, in which case each participant's then accumulated payroll deductions will be used for exercising outstanding options as though the termination date were a June 30.

Tax Treatment. The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code, as amended (the "Code"). Under the Code, participants normally do not realize any income at the date of grant of options or at the time of exercise and purchase of shares. Recognition of income normally is postponed until the purchased shares are disposed of. The tax consequences to participants upon disposition vary depending upon the circumstances.

      If a participant disposes (whether by sale, gift, death or otherwise) of purchased shares after two years from the July 1 as of which the option to purchase such shares was granted and after one year from the June 30 as of which such shares are purchased by him or her, the participant will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the lesser of (i) the excess of the fair market value of such shares at the time of disposition over the exercise price or (ii) 15% of the fair market value of such shares at the July 1 as of which the option to purchase such shares was granted. The participant's basis in the shares disposed of will be increased by an amount equal to the amount so includible in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of the disposition will be long-term capital gain or loss. In such event, Old Point Financial Corporation (or the subsidiary by which the participant is employed) will not be entitled to any deduction for income tax purposes.

      If a participant disposes of purchased shares within such two year or one year period (that is, within two years from the July 1 as of which the option to purchase such shares was granted or within one year from the June 30 as of which such shares are purchased by him or her), the participant will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the excess of the fair market value of such shares on the date of purchase over the exercise price. The participant's basis in such shares disposed of will be increased by an amount equal to the amount includible in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of disposition will be capital gain or loss, either short-term or long-term, depending on the holding period for such shares. In the event of a disposition within such two year or one year period, Old Point Financial Corporation (or the subsidiary by which the participant is employed) will be entitled to a deduction for income tax purposes equal to the amount the participant is required to include in income as a result of such disposition.

      Notwithstanding the normal rules stated in the preceding paragraphs, if a participant retires during a plan year more than 3 months before the end of the year as of which his options for the year are exercised and Common Stock purchased by him, then the participant will be required to include in income, as compensation for the year in which such purchase occurs, an amount equal to the excess of the fair market value of such shares on the date of purchase over the exercise price. The participant's basis in such shares disposed of will be increased by an amount equal to the amount includible in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of disposition will be capital gain or loss, either short-term or long-term, depending on the holding period for such shares. In the event of such a taxable purchase, Old Point Financial Corporation (or the subsidiary by which the participant is employed) will be entitled to a deduction for income tax purposes equal to the amount the participant is required to include in income as a result of his or her purchase.

      Old Point Financial Corporation's (or any subsidiary corporation's) entitlement to an income tax deduction for compensation income taxable to an employee is contingent on its satisfying certain federal income tax withholding requirements.

      Adoption of this proposal requires an affirmative vote by the holders of a majority of the outstanding Common Stock. The Board of Directors recommends a vote FOR the approval of the 1996 Employee
Stock Purchase Plan.

             RATIFICATION OF SELECTION OF ACCOUNTANTS

      On the recommendation of the Audit Committee, the Board of Directors has appointed Eggleston Smith P.C., certified public accountants, as the Company's and Bank's independent auditors for 1997. Eggleston Smith P.C. rendered audit services to the Company and Bank during 1996. These services consisted primarily of the examination and audit of the institution's financial statements, tax reporting assistance, and other audit and accounting matters.

      Representatives of Eggleston Smith P.C. are expected to be present at the Annual Meeting and are expected to be available to respond to your questions.


                1998 ANNUAL MEETING OF STOCKHOLDERS

      In accordance with the By-Laws of the Company as currently in effect, the Annual Meeting of Stockholders for 1998 will be held on April 28, 1998.

      The Board of Directors need not include an otherwise appropriate shareholder proposal in its proxy statement or form of proxy for that meeting unless the proposal is received by the Holding Company at its main office on or before December 1, 1997.


               ANNUAL FINANCIAL DISCLOSURE STATEMENT

      An annual Financial Disclosure Statement containing information about The Old Point National Bank of Phoebus' financial condition is available upon written or oral request from:

Louis G. Morris
Executive Vice President
The Old Point National Bank of Phoebus
1 West Mellen Street
Hampton, Virginia   23663
(757) 728-1297


                           OTHER MATTERS

      Management knows of no other business to be brought before the Annual Meeting. Should any other business properly be presented for action at the meeting, the shares represented by the enclosed proxy shall be voted by the persons named therein in accordance with their best judgment and in the best interests of the Holding Company.

                  OLD POINT FINANCIAL CORPORATION

      Dear Shareholder:

      Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

      Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

      Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

      Your vote must be received prior to the Annual Meeting of Shareholders, April 22, 1997.

      Thank you in advance for your prompt consideration of these matters.

      Sincerely,


      Old Point Financial Corporation

      OLD POINT FINANCIAL CORPORATION, HAMPTON, VIRGINIA
                           P.O. BOX 3392
                      HAMPTON, VIRGINIA 23663
                          PROXY CARD FOR
                  ANNUAL MEETING OF SHAREHOLDERS
                          APRIL 22, 1997

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints Robert T. Fowler and Frank A. Kearney, Jr. as Proxies, each with full power to appoint his substitute and hereby authorizes them to represent and to vote, as designated below, all the shares of voting common stock, $5.00 par value, of Old Point Financial Corporation held of record by the undersigned on March 11, 1997 at the Annual Meeting of Shareholders, to be held on April 22, 1997, and any and all adjournments thereof.

      This proxy, will be voted in the manner directed by the undersigned. If no direction is made, this proxy will be voted FOR ITEMS 1, 2 AND 3. Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing in a representative capacity, please provide full title.

      PLEASE SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE AS SOON AS POSSIBLE.

HAS YOUR ADDRESS CHANGED?                            DO YOU HAVE ANY COMMENTS?
_________________________                            __________________________
_________________________                            __________________________
_________________________                            __________________________

   PLEASE MARK VOTES AS IN THIS EXAMPLE

                                                With-       For All
                                         For    held        Except
1.     Election of Directors             ___    ___         ___

       Richard F. Clark, Gertrude S. Dixon, Russell S. Evans, Jr., G. Royden Goodson, III, Arthur D. Greene, Stephen D. Harris, John Cabot Ishon, Eugene M. Jordan, John B. Morgan, II, H. Robert Schappert, Robert F. Shuford
       (Instructions: To withhold authority to vote for any nominee, mark the "For All Except" box and strike a line through the nominee's name in the list above.)

2.    Ratification of the appointment    For    Against     Against
      of   Eggleston   Smith,   P.C.,
      Certified Public Accounts,  as
      independent auditors for 1997.     ___    ___         ___

3.    Ratification and approval of       For    Against     Against
      the  adoption  of  the  1996
      Employees Stock Purchase Plan.     ___    ___         ___

In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof.

Mark box at right if you plan to attend the Annual Meeting.  ___

Mark box at right if comments or address change have
been noted on the reverse side of this card.                 ___


Please be sure to sign and date this Proxy.      Date


___________________________________________________________________________
Shareholder sign here                           Co-owner sign here

DETACH CARD